Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Ryder Scott Company, L.P. hereby consents to the use and incorporation by reference of information from its reports regarding estimated quantities of proved reserves of Mariner Energy, Inc. and its subsidiaries, the future net revenues from those reserves and their present value for the years ended December 31, 2008, 2007 and 2006, and to the reference to this firm as an expert in this Registration Statement on Form S-3 and any amendments thereto filed by Mariner Energy, Inc. and in each prospectus to which this Registration Statement relates.
     Ryder Scott Company, L.P. hereby consents to the use and incorporation by reference of information from its report regarding certain estimated quantities of proved reserves of Hydro Gulf of Mexico, L.L.C., the future net revenues from those reserves and their present value for the year ended December 31, 2007 in this Registration Statement on Form S-3 and any amendments thereto filed by Mariner Energy, Inc. and in each prospectus to which this Registration Statement relates.
/s/ RYDER SCOTT COMPANY, L.P.
Houston, Texas
June 2, 2009